Exhibit 8.1

To:

National Bank of Greece S.A.

86 Eolou Street

Athens, 10232

Hellenic Republic

Athens, 27th May, 2008

Ladies and Gentlemen:

Re: National Bank of Greece S.A., issue of Euro-denominated

Series A Non-cumulative Non-voting Preference Shares

We have acted as outside legal advisers to National Bank of Greece S.A. (“NBG”), in connection with the preparation of the annual report for the year ended December 31, 2007 on Form 20-F (the “20-F”) and the registration statement on Form F-3 (the “Registration Statement”), both of which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on May 27, 2008, of which the prospectus (the “Prospectus”) and prospectus supplement (the “Prospectus Supplement”) form a part.  The Registration Statement relates to the registration under the Securities Act of Euro-denominated Series A Non-cumulative Non-voting Preference Shares (the “Preference Shares”).

In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, certificates and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including without limitation:

(i)	The 20-F;

(ii)	the Registration Statement;

(iii)	the Prospectus;

(iv)	the Prospectus Supplement;

(v)	the form of the Share Purchase Agreement (the “SPA”) among NBG and the several banks referred to therein as underwriters (the “Underwriters”); and

(vi)	the form of the deposit agreement dated on or about the date hereof among NBG and the Bank of New York (the “Deposit Agreement” and, together with the SPA, the “Agreements”).

This opinion is addressed to NBG.  It may not be relied upon by anyone else without our prior written consent.

Unless otherwise specifically stated hereafter, this opinion letter:

(i) may not be disclosed in whole or part by you to anyone other than a. persons who, in the ordinary course of your business, have access to your papers and records and on the basis that such persons will similarly make no further disclosure or b. as necessary in order to assert any legal defence or claim available to NBG in any legal proceedings; and

(ii) may not be filed with any governmental agency or authority (other than in the ordinary course as contemplated by the preceding clause (i)) or quoted in any public document without, in any such case, our prior written consent.

In our role as aforesaid, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specific fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure).  We:

(a)           have examined, among other things, the Articles of Incorporation of NBG (the “Governing Documents”), extract of the Minutes of the second repeat Annual General Meeting of the shareholders of the NBG, dated 15th May, 2008, and certain resolutions of the Board of Directors of NBG, including the resolution of the Board of Directors, dated 27th May, 2008 determining certain of the preference rights of the Preference Shares;

We also participated in conferences, communications and telephone conversations with certain officers and employees of the NBG, representatives of Allen & Overy LLP, representatives of the external auditors of NBG, representatives of the Underwriters and Skadden, Arps, Slate, Meagher & Flom (UK) LLP, special United States counsel to the Underwriters.

For the purposes of this opinion we have assumed:

(i)	that each of the Agreements which has been signed has been duly authorized, executed and delivered by or on behalf of each of the parties thereto other than NBG;

(ii)

that the Agreements constitute (or when executed will constitute) legal, valid, binding and enforceable obligations in accordance with their terms, of the parties thereto so far as the laws of all jurisdictions (other than the laws of the Hellenic Republic) are concerned;

(iii)

that all recordings, filings, registrations, notices or other similar actions required or advisable by a law (other than the laws of the Hellenic Republic) to ensure the legality, validity, binding effect, enforceability or admissibility in evidence of the Agreements against all persons in accordance with their respective terms have been effected;

(iv)	that no foreign law affects the opinions below; and

(v)

the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us as well as the accuracy of all representations and warranties (except to the extent that they constitute conclusions of law covered hereby) of NBG and the Underwriters contained in the Agreements (including in any schedules, annexes and attachments thereto) and that there are no facts, circumstances or matters which may be material to the opinions set out in this opinion letter which have not been disclosed to us.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

The discussions set forth in the Prospectus Supplement under the caption “Certain Greek Tax Considerations in Relation to the Taxation of the Series A Preference Shares” to the extent they constitute matters of law or legal conclusions with respect thereto currently applicable to the U.S. holders and the non-U.S. holders described therein (namely other than holders who are residents of the Hellenic Republic for Greek tax purposes or are carrying on a trade or business in the Hellenic Republic through a branch, agency or permanent establishment), are fair summaries of such matters in all material respects.

The opinions set out above are subject to the following reservations:

(a)               this opinion letter is confined to matters of the laws of the Hellenic Republic in force at the date hereof and no opinion is expressed as to the laws of any other jurisdiction.

(b)              a Greek court may not treat as conclusive those certificates, opinions, calculations and determinations, etc., which any of the Agreements states are to be so treated;

(c)               no opinion is expressed on matters of fact other than as expressly stated in this opinion letter;

(d)              we express no opinion on the interpretation that a court or authority of competent jurisdiction would give to any particular wording in any of the Agreements;

(e)               The characterization of the shares in a Greek limited liability stock company (société anonyme) as listed on a foreign stock exchange, for the purposes of Greek tax law, is not sufficiently clear.  Based on our understanding of the discussion and analysis of the listing process of the New York Stock Exchange, it is our reasoned opinion that the Preference Shares should be treated as listed for Greek tax purposes.

This opinion is governed by Greek law and is subject to the exclusive jurisdiction of Greek courts.  It is for the sole benefit of NBG on the date hereof and is not to be relied on by any other person or for any purpose nor is it to be quoted or made public in any way without our prior written consent.

We are aware that we are referred to under the heading “Legal Opinions” in the Prospectus and the Prospectus Supplement. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

      Yours faithfully,

Law Office T.J. Koutalidis

/s/ G. D. NASKARIS

G. D. Naskaris